Exhibit 99.1

Hercules Capital Highlights 2019 Achievements, Setting a New Investment Record with $1.47 Billion in Total New Debt and Equity Commitments

PALO ALTO, Calif., January 8, 2020 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest specialty financing provider to innovative venture, growth and established stage companies backed by top-tier venture capital and select private equity firms, today announced select investment milestones and operating highlights for 2019.

“Following a strong fourth quarter, we recently completed a second consecutive record-breaking year with new investment commitments totaling $1.47 billion,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “We also established new records for total new investment fundings, total shareholder distributions and total investment portfolio dollar growth in 2019. These 2019 accomplishments, among others, are a result of the outstanding efforts of our team and the strength of our venture debt and growth capital platform. It has been a truly remarkable year for the Company and all stakeholders.”

Bluestein continued, “This year would not have been possible without the unwavering dedication, commitment and expertise of our world-class employees and the ongoing support of the numerous partners, management teams, entrepreneurs and venture capital and financial sponsors that we partner with on a daily basis. We approach the new year with optimism and an unrelenting focus on continuing to deliver best-in-class results. We are truly grateful and thank you for your continued trust.”

Full-Year 2019 Select Major Achievements and Highlights

Delivered Record New Debt and Equity Commitments

●	Record total new debt and equity commitments of $1.47 billion, as of December 31, 2019

●	Surpassed $9.7 billion in cumulative debt commitments since inception

Enhanced the Balance Sheet with Several Strategic Capital Market Raising Activities

●	Issued $105.0 million of 4.77% 5-year Institutional Notes due 2024

●	Issued $250.0 million of 4.703% Asset-backed Notes due 2028

●	Completed $70.5 million Common Stock Offering, accretive to NAV

●	Completed $62.7 million ATM net proceeds, accretive to NAV, as of December 30, 2019

●	Completed new $200.0 million credit facility with MUFG Union Bank

Corporate Events Led by Key Management Appointments & Promotions

●	Scott Bluestein appointed Chief Executive Officer in July

●	Seth Meyer appointed Chief Financial Officer in February

●	R. Bryan Jadot promoted to Head of Life Sciences Venture Lending in May

●	Steve Kuo promoted to Head of Technology Venture Lending in May

●	Received BBB Investment Grade Credit and Corporate Rating from DBRS

●	Received BBB+ Investment Grade Credit and Corporate Rating from KBRA

●	Increased the Company’s base cash distribution to $0.32 per share – the first increase since 2013

Numerous Achievements from Hercules’ Innovative Portfolio Companies

●	Record 12 IPO events

●	10 completed M&A events

●	Raised in excess of $5.0 billion of new equity capital

●	Continued strong execution across the Hercules Life Sciences portfolio

o	5 new drugs and devices launched into the market

o	5 NDAs and BLAs filed

o	7 positive pivotal trials across the Life Sciences portfolio

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $9.7 billion to over 480 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under ticker symbol HTGC. In addition, Hercules has two retail bond issuances of 5.25% Notes due 2025 (NYSE: HCXZ) and 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

(650) 433-5578

mhara@htgc.com

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